Exhibit 21

Subsidiaries of SBA Communications Corporation

Name	Relationship	Jurisdiction
SBA Telecommunications, Inc.	100% owned by SBA Communications Corporation	Florida

SBA Senior Finance, Inc.	100% owned by SBA Telecommunications, Inc.	Florida

SBA Senior Finance II LLC	100% owned by SBA Senior Finance, Inc.	Florida

SBA Network Services, Inc.	100% owned by SBA Senior Finance II LLC	Florida

SBA CMBS-1 Holdings LLC	100% owned by SBA Senior Finance, Inc.	Delaware

SBA CMBS-1 Depositor LLC	100% owned by SBA Senior Finance, Inc.	Delaware

SBA CMBS-1 Guarantor LLC	100% owned by SBA CMBS-1 Holdings LLC	Delaware

SBA Towers, Inc.	100% owned by SBA CMBS-1 Guarantor LLC	Florida

SBA Properties, Inc.	100% owned by SBA CMBS-1 Guarantor LLC	Florida

SBA Sites, Inc.	100% owned by SBA CMBS-1 Guarantor LLC	Florida

SBA Structures, Inc.	100% owned by SBA CMBS-1 Guarantor LLC	Florida

As of December 31, 2007, SBA Senior Finance, Inc. owned, directly or indirectly, 27 additional subsidiaries, 24 of which are incorporated in U.S. jurisdictions and three of which are organized in foreign jurisdictions. These subsidiaries, in the aggregate as a single subsidiary, would not constitute a “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X as of December 31, 2007.